UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Raven Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

205 E. 6th Street
Sioux Falls, South Dakota
Telephone 605-336-2750
April 14, 2010
Dear Shareholder:
     You are cordially invited to join us for our Annual Meeting of Shareholders to be held on Tuesday, May 25, 2010 at 9:00 a.m. (Central Daylight Time) at the Ramkota Hotel and Conference Center, 3200 W. Maple Avenue, Sioux Falls, South Dakota.
     The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.
     Your vote helps to lower overall proxy costs and eliminates phone calls. Whether you own a few shares or many, it is important that your shares are represented. If you cannot attend the meeting in person, you may vote your shares as described in the following materials.
     We look forward to seeing you at the meeting.
Sincerely,

Ronald M. Moquist
President and Chief Executive Officer

RAVEN INDUSTRIES, INC.
205 E. 6th Street
P.O. Box 5107
Sioux Falls, South Dakota 57117-5107

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 25, 2010

Time	9:00 a.m. CDT on Tuesday, May 25, 2010

Place	Ramkota Hotel and Convention Center, Amphitheater II
3200 W. Maple Avenue
Sioux Falls, South Dakota

Items of Business	(1)	To elect nine directors.
	(2)	Approve the Company’s 2010 Stock Incentive Plan.
	(3)	Ratify the appointment of the Independent Registered Public Accounting Firm.
	(4)	To consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

Record Date	You are entitled to vote if you were a shareholder at the close of business on April 7, 2010.

Annual Meeting	If you are a shareholder, please come to the Annual Meeting and present proof of ownership of our stock at the registration table. The Annual Meeting is open to shareholders and those guests invited by the Company.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy:

(1)	over the Internet;
(2)	by telephone; or
(3)	by mail.

For specific instructions, refer to page 1 of this proxy statement and the voting instructions on the proxy card.
THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT APRIL 14, 2010.
By Order of the Board of Directors,
Thomas Iacarella
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to be Held May 25, 2010

The Proxy Statement and the Annual Report are available at:
http://www.ravenind.com/ravenCorporate/home_investors.htm

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT
of
RAVEN INDUSTRIES, INC.
205 E. 6th Street
P.O. Box 5107
Sioux Falls, South Dakota 57117-5107
Annual Meeting of Shareholders to be held
May 25, 2010
GENERAL
     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Raven Industries, Inc. (the “Company” or “Raven”) to be used at the Annual Meeting (the “Meeting”) of Shareholders of the Company, which is to be held on Tuesday, May 25, 2010, at 9:00 A.M. (C.D.T.) at the Ramkota Hotel and Convention Center, Amphitheater II, 3200 West Maple Avenue, Sioux Falls, South Dakota. The approximate date on which this Proxy Statement and accompanying proxy were first sent or given to shareholders was April 14, 2010. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke it at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting or by such shareholder giving a valid proxy bearing a later date. Presence at the meeting by a shareholder who has signed a proxy does not alone revoke the proxy. Only shareholders of record at the close of business on April 7, 2010 (the “Record Date”) will be entitled to vote at the Meeting or any adjournments thereof.
VOTING SECURITIES AND PROXIES
     The Company has outstanding only one class of voting securities, Common Stock $1.00 par value, of which 18,029,733 shares were outstanding as of the close of business on the Record Date. Shareholders representing a majority of the shares of Common Stock outstanding and entitled to vote must be present in person or represented by proxy in order to constitute a quorum to conduct business at the Meeting.
     You are entitled to one vote for each share of Common Stock that you hold, except for the election of directors. If you vote for all nominees, one vote per share will be cast for each of the nine nominees. You may withhold votes from any or all nominees. Except for the votes that shareholders of record withhold from any or all nominees, the persons named in the proxy card will vote such proxy “FOR” and, if necessary, will exercise their cumulative voting rights to elect the nominees as directors of the Company. If you wish to cumulate your votes in the election of directors, you are entitled to as many votes as equal the number of shares held by you at the close of business on the Record Date, multiplied by the number of directors to be elected. You may cast, under the cumulative voting option, all of your votes for a single nominee or apportion your votes among any two or more nominees. For example, a holder of 100 shares may cast 900 votes for a single nominee, apportion 100 votes for each of nine nominees or apportion 900 votes in any other manner by so noting in the space provided on the proxy card. The cumulative voting feature for the election of directors is also available by voting in person at the Meeting; it is not available by telephone or on the internet.
     In the election of directors, the nine director nominees who receive the highest number of votes will be elected as directors. Other matters require the affirmative vote of a majority of the votes cast. A shareholder that is present or represented by proxy at the Meeting and who “abstains” with respect to this proposal is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote will not be considered present and entitled to vote on this proposal.

     YOUR VOTE IS IMPORTANT. BENEFICIAL OWNERS OF SHARES HELD IN BROKER ACCOUNTS ARE ADVISED AS FOLLOWS IN CONNECTION WITH A CHANGE IN APPLICABLE RULES AS OF JANUARY 1, 2010: IF YOU DO NOT TIMELY PROVIDE INSTRUCTIONS TO YOUR BROKER, YOUR SHARES WILL NOT BE VOTED IN CONNECTION WITH THE ELECTION OF DIRECTORS.
     Effect of Not Casting Your Vote. If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal One). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulations were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. As a result, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Also, without such instructions, your bank or broker will continue not to have authority to cast votes on your behalf on the approval of the 2010 Stock Incentive Plan (Proposal Two). Your bank or broker will continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal Three).

OWNERSHIP OF COMMON STOCK
     The following table shows certain information regarding beneficial ownership of the Company’s common stock as of the Record Date by: (i) any person known by the Company to be the owner, of record or beneficially, of more than 5% of the Common Stock, (ii) each of the executive officers, directors and nominees for election to the Company’s Board of Directors, and (iii) all executive officers and directors as a group.

Name		Shares
of beneficial	Stock units	beneficially		Percent
owner	Vested	owned		of class
David R. Bair		38,938	(1)	*
Anthony W. Bour	5,098	55,122	(13)	*
Matthew T. Burkhart		2,700	(2)	*
David A. Christensen	2,607	445,099	(3,13)	2.5
Thomas S. Everist	2,607	12,200	(13)	*
Mark E. Griffin	2,607	98,980	(4,13)	*
James D. Groninger		27,722	(5)	*
Conrad J. Hoigaard	2,607	100,000	(13)	*
Thomas Iacarella		126,084	(6)	*
Kevin T. Kirby	1,915	10,000	(13)	*
Cynthia H. Milligan	3,785	6,124	(13)	*
Ronald M. Moquist		838,832	(7)	4.6
Barbara K. Ohme		35,473	(8)	*
Daniel A. Rykhus		56,716	(9)	*
Mark L. West		75,382	(10)	*
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202		2,384,300	(11)	13.2
Neuberger Berman, Inc. LLC 605 Third Avenue New York, NY 10158		2,243,180	(12)	12.4
All executive officers, directors and nominees as a group (15 persons)	21,226	1,929,372	(13,14)	10.6

*	Less than 1%

(1)	Includes 14,750 shares that may be purchased within 60 days by exercise of outstanding options.

(2)	Includes 1,950 shares that may be purchased within 60 days by exercise of outstanding options.

(3)	Includes 196,395 shares owned by his wife, as to which he disclaims beneficial ownership.

(4)	Includes 79,996 shares held by the John E. Griffin Trust, of which Mark E. Griffin is co-trustee, and 8,152 shares held as custodian for a minor child.

(5)	Includes 16,100 shares that may be purchased within 60 days by exercise of outstanding options.

(6)	Includes 18,175 shares that may be purchased within 60 days by exercise of outstanding options.

(7)	Includes 29,400 shares that may be purchased within 60 days by exercise of outstanding options. Also includes 126,000 shares held by his wife, as to which he disclaims beneficial ownership.

(8)	Includes 10,350 shares that may be purchased within 60 days by exercise of outstanding options.

(9)	Includes 17,750 shares that may be purchased within 60 days by exercise of outstanding options.

(10)	Includes 11,825 shares that may be purchased within 60 days by exercise of outstanding options.

(11)	Data based on Schedule 13G filed by the shareholder with the SEC on February 12, 2010, in which the shareholder stated: “These securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 2,144,500 shares,...) which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.”

(12)	Data based on Schedule 13G filed by the shareholder with the SEC on February 16, 2010.

(13)	Does not include non-voting vested Stock Units held by the Deferred Compensation Plan for Directors.

(14)	Includes 120,300 shares that may be purchased within 60 days by exercise of outstanding options. Also includes 322,395 shares held by spouses of officers and directors, as to which beneficial ownership is disclaimed.

ELECTION OF DIRECTORS
Proposal No. 1
Director Nominees and Qualifications. Nine directors are to be elected at the Meeting, each director to serve until the next Annual Meeting of Shareholders. All of the nominees listed below are now serving as directors and all of the nominees have agreed to serve.
     The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds within the Company, his or her principal occupation and business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and whether each director is independent. Independence has been determined according to Nasdaq listing standards.
     As described below under “Corporate Governance — Nominations to the Board of Directors”, in considering nominations to the Board of Directors, the Governance Committee of the Board considers such qualities as the individual’s experience, character, integrity and other factors. As a whole, the Board believes the current Board is composed of directors who bring diverse experiences and backgrounds relevant to the Company’s business; who form a balanced core of business executives with varied expertise; who have substantial experience outside the business community, and who will represent the balanced, best interests of the shareholders as a whole. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board. Each nominee’s description below includes information regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director.

Name of Nominee (Age)
Director Since	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven
Director Independence
Anthony W. Bour (72) 1995 Independent Director	Mr. Bour has been President and Chief Executive Officer of Showplace Wood Products, Harrisburg, SD since 1999. Showplace is a manufacturer of custom cabinetry, serving the North American market and sourcing raw materials worldwide. He is a director of U.S. Bank of South Dakota, Sioux Falls, SD. Mr. Bour has over 30 years of experience as CEO of a manufacturing company located in the Company’s home state, along with extensive knowledge of manufacturing and distribution issues. In addition, Mr. Bour directly supervises the CFO of Showplace, and has an understanding of accounting principles, internal controls and audit committee functions; as a result he is considered an “audit committee financial expert.”

David A. Christensen (75) 1971 Independent Director	Mr. Christensen was President and Chief Executive Officer of the Company from 1971 to 2000. He was also previously a Director of Xcel Energy, Inc. Minneapolis, MN (1976 – 2005); and of Wells Fargo & Co., San Francisco, CA (1977-2003). Mr. Christensen meets the age criterion for Directors because he was 74 years old when nominated by the Governance Committee in March 2010. He is a significant shareholder of the Company. Mr. Christensen served as our CEO for 29 years, and his 48 years of service to our Company gives him a unique perspective on the Company’s history and business.

Name of Nominee (Age)
Director Since	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven
Director Independence
Thomas S. Everist (60) 1996 Independent Director	Mr. Everist was named Chairman of the Board of the Company on April 1, 2009. He is President and Chief Executive Officer of The Everist Company, Sioux Falls, SD. He was President and Chief Executive Officer, L.G. Everist, Inc., Sioux Falls, SD, from 1987 to 2002. These companies mine and produce construction materials including aggregate, concrete and asphalt. He brings a strong understanding of production and logistical operations. He is a director of MDU Resources, Bismarck, ND, a publically traded energy and utility company, where he chairs the Compensation Committee. Mr. Everist brings demonstrated success in business and leadership skills, serving as president and chairman of his companies, headquartered in the Company’s home state, for over 22 years.

Mark E. Griffin (59) 1987 Independent Director	Mr. Griffin has been President and Chief Executive Officer of Lewis Drugs, Inc., Sioux Falls, SD since 1986. Lewis Drugs is a regional retail department and drug store chain. He is a board member of the National Association of Chain Drug Stores. He is also President and Chief Executive Officer of Griffson Realty Company, Fredin Associates and G.E.F. Associates, Sioux Falls, SD. Mr. Griffin brings over 20 years of experience as a CEO of a significant retail business and a real estate company, among other businesses, in the Company’s home community. Not only does he bring extensive operations, marketing and distribution experience, but he also has a valuable perspective on local issues involving real estate, work force and other matters.

Conrad J. Hoigaard (73) 1976 Independent Director	Mr. Hoigaard was Chairman of the Board of the Company from 1980 to 2009. He has been President and Chairman of the Board of Hoigaard’s Inc., Minneapolis, MN since 1972. Hoigaard’s is a sporting goods retailer. Mr. Hoigaard’s family helped provide the initial capital for the Company at its founding and has held a significant share position in Raven Industries since that time. Mr. Hoigaard brings a valuable perspective from running a significant business in a major metropolitan area and has been associated with the Company for 34 years.

Kevin T. Kirby (55) 2007 Independent Director	Mr. Kirby has been the President of Kirby Investment Corporation, Sioux Falls, SD since 1993. He is also Chairman of Twelve-step Living Corporation, a non-profit organization. He was the Executive Vice President and Treasurer of Western Surety Company from 1979 to 1992. In this position he developed an understanding of accounting principles, internal controls and audit committee functions; as a result he is considered an “audit committee financial expert”. He was elected a Director of the Company in 1989 and resigned his position in 2001. From 1993-2001 he chaired the Raven Audit Committee. He was asked to rejoin the Board in 2007. Mr. Kirby brings to the Board over 30 years of expertise in corporate finance and investment management, as well as an insurance background and provides a valuable risk management perspective.

Cynthia H. Milligan (63) 2001 Independent Director	Mrs. Milligan is Dean Emeritus of the College of Business Administration University of Nebraska-Lincoln. She was Dean from 1998 until her retirement in 2009. She has been an adjunct professor at Georgetown University Law College and the University of Nebraska College of Law. She was the Director of Banking and Finance for the state of Nebraska from 1987 to 1991, supervising several hundred financial institutions. This experience has given her an understanding of accounting principles, internal controls and audit committee functions; as a result she is considered an “audit committee financial expert”. She is a Director of Wells Fargo and Co., San Francisco, CA; and Calvert Funds, Bethesda, MD. She serves on the Audit and Governance Committees at Wells Fargo and chairs the Credit Committee. Mrs. Milligan’s educational and governmental background provides valuable business, regulatory and legal insights to the Board.

Name of Nominee (Age)
Director Since	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven
Director Independence
Ronald M. Moquist (64) 1999 Not Independent	Mr. Moquist has been President and Chief Executive Officer of the Company since 2000. From 1985 to 2008 he was Executive Vice President of the Company. During his tenure the Company’s market capitalization has grown tenfold. He joined the Company in 1975 as Sales and Marketing Manager. He currently serves as a director of the South Dakota Chamber of Commerce and Industry, Sioux Empire United Way and South Dakota Voices for Children and is Chairman of the Board of Trustees of the Sanford Health System in Sioux Falls, SD. He is also a director of the National Association of Manufacturers, Washington, DC. The Board believes that Mr. Moquist is an appropriate representative of management on the Board given his position as the Company’s principal executive officer and his long tenure with the Company, which dates back to 1975. In addition, Mr. Moquist brings a wealth of industry experience to the Board.

Daniel A. Rykhus (45) 2008 Not Independent	Mr. Rykhus has been Executive Vice President of the Company since 2004. He was the General Manager of the Applied Technology Division from 1998 through 2009, growing the division’s sales from $15 million to over $100 million. He joined the Company in 1990 as Director of World Class Manufacturing. He serves on the boards of the Washington Pavilion and Sioux Empire Junior Achievement, in Sioux Falls, SD. The Board believes that Mr. Rykhus is an appropriate representative of management on the Board given his position as a senior executive officer and his long tenure with the Company, which dates back to 1990. In addition, Mr. Rykhus brings a wealth of industry experience to the Board.
All shares represented by proxies will be voted FOR all the previously named nominees unless a contrary choice is specified. If any director nominee should withdraw or become unavailable to serve for reasons not presently known, the proxies that would otherwise have been voted for such nominee will be voted for a substitute nominee that may be selected by the Governance Committee of the Board of Directors.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.

APPROVAL OF THE RAVEN INDUSTRIES, INC. 2010 STOCK INCENTIVE PLAN
Proposal No. 2
     We are asking our shareholders to approve the Raven Industries, Inc. 2010 Stock Incentive Plan (the “Plan”). Our Board of Directors adopted the Plan on March 20, 2010, subject to shareholder approval. The Shareholder approval of the Plan would allow up to 500,000 shares of Raven Common Stock to be issued, subject to adjustment in the event of a merger, recapitalization or other corporate restructuring. This represents 2.8% of the shares outstanding on March 20, 2010. The Company currently has the authority to award stock options, restricted stock and other equity awards under the Company’s 2000 Stock Option and Compensation Plan (the “2000 Plan”). The 2000 Plan terminates on May 24, 2010. The original share reserve under the 2000 Plan was 1,500,000 shares of common stock. As of March 20, 2010, 396,550 shares were subject to outstanding stock options under the 2000 Plan, and 255,025 shares remained available for further grants under the 2000 Plan. Following shareholder approval of the Plan, no further awards will be made under the 2000 Plan. Nevertheless, any award earlier granted under the 2000 Plan will continue to be governed by the terms of that plan.
     The following is a summary of the material terms of the Plan and is qualified in its entirety by reference to the Plan, a copy of which is attached to this Proxy Statement as Exhibit A.
Description of the Plan
General
     The purpose of the Plan is to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives designed to attract, retain and motivate employees, certain key consultants and directors of the Company. The compensation committee of the Company’s Board of Directors administers the Plan. The compensation committee may grant Incentives to employees (including officers) of the Company or its subsidiaries, members of the Board of Directors, and consultants or other independent contractors who provide services to the Company or its subsidiaries, in the following forms, each of which is discussed below: (a) non-statutory stock options and incentive stock options; (b) stock appreciation rights (“SARs”); (c) stock awards; and (d) restricted stock.
Eligible Participants
     Employees (including officers) of the Company and its subsidiaries, members of the Board of Directors and consultants or other independent contractors who provide services to the Company or its subsidiaries are eligible to receive Incentives under the Plan, as described below, when designated by the compensation committee.

Description of Incentives
     Stock Options. The compensation committee may grant non-qualified and incentive stock options to eligible employees to purchase shares of common stock from the Company. The Plan confers on the compensation committee discretion, with respect to any such stock option, to determine the term of each option, the time or times during its term when the option becomes exercisable and the number and purchase price of the shares subject to the option. However, the option price per share may not be less than the fair market value of the common stock on the grant date.
     Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive, without payment to the Company, a number of shares, cash or any combination thereof, the amount of which is equal to the aggregate amount of the appreciation in the shares of common stock as to which the SAR is exercised. For this purpose, the “appreciation” in the shares consists of the amount by which the fair market value of the shares of common stock on the exercise date exceeds (a) in the case of a SAR related to a stock option, the purchase price of the shares under the option or (b) in the case of an SAR granted alone, without reference to a related stock option, an amount determined by the compensation committee at the time of grant. The compensation committee has the discretion to determine the number of shares as to which a SAR will relate as well as the duration and exercisability of a SAR. However, the exercise price may not be less than the fair market value of the common stock on the grant date.
     Stock Awards. Stock awards consist of the transfer by the Company to an eligible participant of shares of common stock, without payment, as additional compensation for services to the Company. The number of shares transferred pursuant to any stock award is determined by the compensation committee.
     Restricted Stock. Restricted stock consists of the sale or transfer by the Company to an eligible participant of one or more shares of common stock that are subject to restrictions on their sale or other transfer by the employee which restrictions will lapse after a period of time as determined by the compensation committee. The price at which restricted stock will be sold, if any, will be determined by the compensation committee, and it may vary from time to time and among employees and may be less than the fair market value of the shares at the date of sale. Subject to these restrictions and the other requirements of the Plan, a participant receiving restricted stock shall have all of the rights of a stockholder as to those shares.
Transferability of Incentives
     Incentives granted under the Plan may not be transferred, pledged or assigned by the holder thereof except, in the event of the holder’s death, by will or the laws of descent and distribution to the limited extent provided in the Plan or the Incentive, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. However, stock options may be transferred by the holder thereof to the holder’s spouse, children, grandchildren or parents (collectively, the “Family Members”), to trusts for the benefit of Family Members, to partnerships or limited liability companies in which Family Members are the only partners or stockholders.

Amendment of the Incentive Plan and Incentives
     The Board of Directors may amend or discontinue the Plan at any time. However, no such amendment or discontinuance may adversely change or impair a previously granted Incentive without the consent of the recipient thereof. Certain Plan amendments require stockholder approval, including amendments which would increase the maximum number of shares of common stock which may be issued to all participants under the Plan, change or expand the types of Incentives that may be granted under the Plan, change the class of persons eligible to receive Incentives under the Plan, or materially increase the benefits accruing to participants under the Plan.
     Generally, the terms of an existing Incentive may be amended by agreement between the Committee and the participant. However, in the case of a stock option or SAR, no such amendment shall (a) without shareholder approval, lower the exercise price of a previously granted stock option or SAR, or (b) extend the term of the Incentive, with certain exceptions.
Change in Control; Effect of Sale, Merger, Exchange or Liquidation
     Upon the occurrence of an event satisfying the definition of “Change in Control” with respect to a particular Incentive, unless otherwise provided in the agreement for the Incentive, such Incentive shall become vested and all restrictions shall lapse. The Committee may, in its discretion, include such further provisions and limitations in any agreement for an Incentive as it may deem desirable. For purposes of this Section 9.13, “Change in Control” means the occurrence of any one or more of the following: (a) the acquisition by any individual, entity or group of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than thirty percent (30%) of the outstanding voting power of the Company entitled to vote in the election of directors; provided that a Change in Control shall not be deemed to occur solely because more than thirty percent (30%) of the outstanding voting shares is acquired by a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries; (b) a merger, consolidation or other reorganization involving the Company if the shareholders of the Company and their affiliates, immediately before such merger, consolidation or other reorganization, do not, as a result of such merger, consolidation, or other reorganization, own directly or indirectly, more than fifty percent (50%) of the voting equity securities of the successor entity; (c) a majority of the members of the Board of Directors is replaced within a period of less than two years by directors not nominated and approved by the Board of Directors; or (d) the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries determined on a consolidated basis, or a complete liquidation or dissolution of the Company.
     Unless otherwise provided in the agreement for an Incentive, in the event of an acquisition of the Company through the sale of substantially all of the Company’s assets or through a merger, exchange, reorganization or liquidation of the Company or a similar event as determined by the compensation committee (collectively a “transaction”), the compensation committee shall be authorized, in its sole discretion, to take any and all action it deems equitable under the circumstances, including but not limited to any one or more of the following: (1) terminating the Plan and all Incentives and issuing the holders of outstanding vested options and SARs the stock, securities or assets they would have received if the Incentives had been exercised immediately before the transaction, (2) providing that participants holding outstanding vested common stock-based Incentives shall receive, at the determination of the compensation committee, cash, securities or other property, in an amount equal to the excess, if any, of the fair market value of the common stock issuable under the Incentives on a date within ten days prior to the effective date of such transaction over the option price or other amount owed by a participant, if any, and that such Incentives shall be cancelled, including the cancellation without consideration of all options that have an exercise price below the per share value of the consideration received by the Company in the transaction; (3) providing that the Plan (or a replacement plan) shall continue with respect to Incentives not cancelled or terminated as of the effective date of such transaction and provide to participants holding such Incentives the right to earn their respective Incentives on a substantially equivalent basis with respect to the equity of the entity succeeding the Company by reason of such transaction; and (4) providing that all unvested, unearned or restricted Incentives, including but not limited to restricted stock for which restrictions have not lapsed as of the effective date of such transaction, shall be void and deemed terminated, or, in the alternative, for the acceleration or waiver of any vesting, earning or restrictions on any Incentive.
Federal Income Tax Consequences
     The following discussion sets forth certain United States income tax considerations in connection with the ownership of common stock. These tax considerations are stated in general terms and are based on the Internal Revenue Code of 1986 in its current form and current judicial and administrative interpretations thereof. This discussion does not address state or local tax considerations with respect to the ownership of common stock. Moreover, the tax considerations relevant to ownership of the common stock may vary depending on a holder’s particular status.
     An employee who receives restricted stock or performance shares subject to restrictions which create a “substantial risk of forfeiture” (within the meaning of section 83 of the Code) will normally realize taxable income on the date the shares become transferable or are no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of common stock on the date such restrictions lapse (or any earlier date on which the shares are disposed of) exceeds their purchase price, if any. An employee may elect, however, to include in income in the year of purchase or grant the excess of the fair market value of the shares of common stock (without regard to any restrictions) on the date of purchase or grant over its purchase price. The Company will be entitled to a deduction for compensation paid in the same year and in the same amount as income is realized by the employee.
     An employee who receives a stock award under the Plan consisting of shares of common stock will realize ordinary income in the year that the shares are received in an amount equal to the fair market value of such shares, and the Company will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income. An employee who receives a cash award will realize ordinary income in the year the award is paid equal to the amount thereof, and the amount of the cash will be deductible by the Company.
     When a non-qualified stock option granted pursuant to the Plan is exercised, the employee will realize ordinary income measured by the difference between the aggregate purchase price of the shares of common stock as to which the option is exercised and the aggregate fair market value of shares of the common stock on the exercise date, and the Company will be entitled to a deduction in the year the option is exercised equal to the amount the employee is required to treat as ordinary income.

     Options that qualify as incentive stock options are entitled to special tax treatment. Under existing federal income tax law, if shares purchased pursuant to the exercise of such an option are not disposed of by the optionee within two years from the date of granting of the option or within one year after the transfer of the shares to the optionee, whichever is longer, then (i) no income will be recognized to the optionee upon the exercise of the option; (ii) any gain or loss will be recognized to the optionee only upon ultimate disposition of the shares and, assuming the shares constitute capital assets in the optionee’s hands, will be treated as long-term capital gain or loss; (iii) the optionee’s basis in the shares purchased will be equal to the amount of cash paid for such shares; and (iv) the Company will not be entitled to a federal income tax deduction in connection with the exercise of the option. The Company understands that the difference between the option price and the fair market value of the shares acquired upon exercise of an incentive stock option will be treated as an “item of tax preference” for purposes of the alternative minimum tax. In addition, incentive stock options exercised more than three months after retirement are treated as non-qualified options.
     The Company further understands that if the optionee disposes of the shares acquired by exercise of an incentive stock option before the expiration of the holding period described above, the optionee must treat as ordinary income in the year of that disposition an amount equal to the difference between the optionee’s basis in the shares and the lesser of the fair market value of the shares on the date of exercise or the selling price. In addition, the Company will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income.
     If the exercise price of an option is paid by surrender of previously owned shares, the basis of the shares surrendered is carried over to the shares received in replacement of the previously owned shares. If the option is a nonstatutory option, the gain recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.
     When a stock appreciation right granted pursuant to the Plan is exercised, the employee will realize ordinary income in the year the right is exercised equal to the value of the appreciation which he is entitled to receive pursuant to the formula described above, and the Company will be entitled to a deduction in the same year and in the same amount.
     The Plan is intended to enable the Company to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) provides that, subject to certain exceptions, the Company may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes certain performance-based compensation from the $1 million limitation.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR Proposal No. 2.

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal No. 3
     The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2011. While it is not required to do so, our Board is submitting the selection of PricewaterhouseCoopers LLP for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of PricewaterhouseCoopers LLP are not expected to be at the Annual Meeting.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR Proposal No. 3.
BOARD OF DIRECTORS AND COMMITTEES
     The Board of Directors held four regular quarterly meetings during the last fiscal year. The Company has an Audit Committee, Personnel and Compensation Committee and a Governance Committee. All directors attended at least 75 percent of their Board and Committee meetings.
Governance Committee.

Members:	Cynthia H. Milligan (Chair)
Anthony W. Bour
David A. Christensen
Thomas S. Everist
Mark E. Griffin
Conrad J. Hoigaard
Kevin T. Kirby

Independence:	All of the Committee members meet the independence requirements of Nasdaq listing standards.

Responsibilities:	The Governance Committee reviews corporate governance standards and nominates candidates for the Board of Directors. It met twice in fiscal 2010. The Committee is also responsible for assessing the Board’s effectiveness. It has established policies regarding shareholder communications with the Board, nominations and related party transactions which are available on the Company’s website, www.ravenind.com.

Charter:	The Charter is available on Raven’s website, www.ravenind.com.

Audit Committee.

Members:	Anthony W. Bour (Chair)
Kevin T. Kirby
Cynthia H. Milligan

Independence and Financial Expertise:	The Board has determined that each member of this Committee meets the requirements to be named “audit committee financial experts” as defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Committee members also meet the independence requirements of Nasdaq listing standards.

Responsibilities:	The Audit Committee monitors the company’s procedures for reporting financial information to the public. It held two meetings in fiscal 2010. In addition, there were four quarterly conference calls with management, the independent registered public accounting firm, the committee chair and any committee members who were available to discuss results for the quarter and the company’s earnings release draft. It is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm and has the sole authority to appoint or replace the independent registered public accounting firm. The Committee reviews the scope of the annual audit. It also reviews related reports and recommendations and preapproves any non-audit services provided by such firm. The Committee maintains open lines of communication with the Board of Directors, Raven’s financial management and the independent registered public accounting firm. See the “Audit Committee Report” on page 32.

Charter:	The charter is available on Raven’s website, www.ravenind.com.
Personnel and Compensation Committee.

Members:	David A. Christensen (Chair)
Thomas S. Everist
Mark E. Griffin
Conrad J. Hoigaard

Independence, Insiders and Interlocks:	All of the Committee members meet the independence requirements of Nasdaq listing standards. Mr. Christensen is the former President and Chief Executive Officer of the Company and joined the Committee after his retirement. No executive officer of the Company served as a member of the Compensation Committee or Board of Directors of another entity in which one of whose executive officers served on the Company’s Compensation Committee or Board of Directors during fiscal 2010.

Responsibilities:	The Committee reviews the Company’s executive remuneration policies and practices, and makes recommendations to the Board in connection with compensation matters affecting the Company. It held two meetings in fiscal 2010. Compensation matters concerning the Chief Executive Officer and the other executives of the Company were approved by the full Board in executive session, with the Chief Executive Officer excused. See the “Compensation Committee Report” on page 24.

Charter:	The charter is available on Raven’s website, www.ravenind.com.

CORPORATE GOVERNANCE
     Leadership Structure. Raven has kept the CEO and Chairman positions separate since 1961. The duties of the Chairman of the Board include collaborating with the CEO to establish an agenda for Board and Shareholder meetings, chairing the meetings, and calling executive sessions, as needed. The Chairman, along with the Governance Committee, leads the establishment of governance standards. The Chairman also helps facilitate communication among Board members and with Raven management.
     The Board does not have a firm policy as to whether the position of the Chair and the position of the CEO should be separate and intends to preserve the freedom to decide what is in the best interests of the company at any point of time. However, the Board does strongly endorse the concept of one of the outside directors being in a position of leadership for the rest of the outside directors.
     Nominations to the Board of Directors. The Governance Committee of the Board of Directors seeks to recruit highly skilled and participative candidates who have the ability to strengthen the Board of Directors. The Governance Committee will consider timely presented nominations from shareholders if candidates are qualified.
          Current directors whose performance, capabilities and experience meet the Company’s expectations and needs are typically nominated for reelection. In accordance with Raven’s Corporate Governance Standards, directors are not re-nominated after they reach their 75th birthday.
          The size of the Board should be between seven and nine members, with a majority being independent members as defined by the Securities and Exchange Commission and the Nasdaq Stock Market. The Company’s lawyers, investment bankers and others with business links to the Company may not become directors. Interlocking directorships are not allowed.
          Recognizing that the contribution of the Board will depend on not only the character and capabilities of the directors taken individually but also on their collective strengths, the Board should be composed of:
•	Directors chosen with a view toward bringing to the Board diverse experiences and backgrounds relevant to the Company’s business;

•	Directors who will form a balanced core of business executives with varied expertise;

•	Directors who have substantial experience outside the business community — in the public, academic or scientific communities, for example; and

•	Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies.
     In considering possible candidates for election as a director, the Governance Committee should be guided in general by the composition guidelines established above and, in particular, by the following:
•	Each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others and exercise good judgment;

•	Each director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	Each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

•	Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

•	Each director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.
     Consistent with the Company’s bylaws, and the Governance Committee Charter, the Governance Committee will review and consider for nomination any candidate for membership to the Board recommended by a shareholder of the Company, in accordance with the evaluation criteria and selection process described in Proposal No. 1. Shareholders wishing to recommend a candidate for consideration in connection with an election at a specific annual meeting should notify the Governance Committee well in advance of the meeting date to allow adequate time for the review process and preparation of the proxy statement, and in no event later than the first day of February.
     Risk Oversight. The Board provides oversight as to how management runs the business, including management’s approach to risk tolerance and risk management. Management is directly responsible for risk management. The Board considers risk management matters in its deliberations on various matters and has delegated aspects of its risk oversight role to certain committees. The Audit Committee considers risk when evaluating the integrity of Raven’s financial statements. The role of the audit process and internal control systems in monitoring and controlling risk are also reviewed by the Audit Committee. The Personnel and Compensation Committee evaluates performance of the CEO, including risk tolerance and “tone at the top”. This Committee also considers the structure of the Company’s compensation plans and how they might affect risk tolerance. The Governance Committee considers risk when determining the Board leadership structure, nominating Directors and evaluating Board performance. These Committees, which all consist solely of independent Directors, are empowered to perform independent investigations of Corporate matters, should the need arise. The full Board reviews legal matters, credit risks, and insurance coverage at least annually with management. The Board also considers the risk implications of Raven’s business strategies, including its acquisition strategy, along with its execution of those strategies, as the Board monitors overall Company performance.
     Code of Ethics. The Board of Directors, through its Governance Committee has adopted a Code of Conduct that applies to directors, officers and all employees of the Company. The Code of Conduct is available on Raven’s website at www.ravenind.com.
     Certain Relationships and Related Transactions. Mrs. Milligan is on the Board of Directors of Wells Fargo and Co., the parent company of Wells Fargo Bank, N.A., which provides transfer agent and registrar services, and borrowings to the Company under a line of credit. The terms of the services and credit line were considered by management competitive with other resources generally available to the Company. There were no borrowings under the credit line in fiscal 2010. As of April 7, 2010, Raven has no borrowings, and $1.3 million of letters of credit outstanding, under the line of credit.
     Raven has adopted a written policy governing related party transactions. Under this policy, before effecting or continuing any “related party transaction,” the Audit Committee of the Board must first ratify or approve of the transaction and conclude that the transaction is on terms comparable to those that the Company could reasonably expect in an arm’s length transaction with an unrelated third party. Under the policy, a “related party transaction” is any transaction with a related party other than one generally available to all Company employees or involving an amount less than $25,000. A “related party” is (i) a senior officer or a director, including members of their immediate family, (ii) a holder of more than 5% of our common stock, or (iii) an entity owned or controlled by the persons described in clauses (i) or (ii). The policy is available on Raven’s website at www.ravenind.com. The Company’s relationship with Wells Fargo is reviewed annually under this policy.
     Board Diversity. The Board recognizes that diverse backgrounds and experiences are helpful to its deliberations and includes these attributes in its nominations policy outlined in “Corporate Governance — Nominations to the Board of Directors” above. The Governance Committee seeks candidates for the Board who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies. Raven does not have a formal Board Diversity policy.
     Communications with the Board of Directors. The Board of Directors believes that the most efficient means for shareholders and other interested parties to raise issues and questions and to get a response is to direct such communications to the Company through the office of the Secretary of the Company. Other methods are also described in the Investor Relations section of the Company’s website, www.ravenind.com.
     If, notwithstanding these methods, a shareholder or other interested party wishes to direct a communication specifically to the Board of Directors, a letter to the Board is the most appropriate method. To insure that the communication is properly directed in a timely manner, it should be clearly identified as intended for the Board:
Raven Industries, Inc.
Attention: Board Communications — (Director Name if applicable)
P.O. Box 5107
Sioux Falls, SD 57117-5107
     The Corporate Secretary’s Office will collect and organize all such communications. A summary of communications received will be periodically provided to the Company’s Governance Committee, who will make the final determination regarding the disposition of any such communication.
     The Board believes that the Company should speak with one voice and has empowered management to speak on the Company’s behalf subject to the Board’s oversight and guidance on specific issues. Therefore, in most circumstances the Board will not respond directly to inquiries received in this manner but may take relevant ideas, concerns and positions into consideration.

NON-MANAGEMENT DIRECTOR COMPENSATION
During fiscal 2010, directors who were not full-time employees of the Company were paid a retainer fee of $20,000 plus $1,200 for each regular board meeting and $600 for each telephonic or committee meeting. The Chairman of the Board received $1,200 per month in lieu of meeting fees. The Audit Committee Chair received $2,000 annually for quarterly audit updates and other duties.
Directors received a Stock Unit Award under the Deferred Compensation Plan for Directors of Raven Industries, Inc. (the “Deferred Stock Plan”) approved by the shareholders on May 23, 2006. Directors receive an automatic grant of Stock Units every year in an amount equal to the amount of the cash retainer divided by the closing stock price on the date of the annual meeting. Retainers may also be deferred under this plan. Under the Deferred Stock Plan, amounts are deferred until retirement, or a later date upon the election of the director. Deferred payouts under the Deferred Stock Plan are paid in Raven common stock.
Director Compensation Table

	Fees Earned or Paid		All Other
	in Cash (1)	Stock Awards (2)	Compensation (3)	Total
Name	($)	($)	($)	($)
Thomas S. Everist	34,400	20,000	—	54,400
Anthony W. Bour	30,400	20,000	—	50,400
David A. Christensen	28,400	20,000	—	48,400
Mark E. Griffin	28,400	20,000	—	48,400
Conrad J. Hoigaard	27,800	20,000	—	47,800
Kevin T. Kirby	28,400	20,000	—	48,400
Cynthia H. Milligan	27,800	20,000	—	47,800

(1)	Mr. Bour deferred $20,000 of his retainer into Stock Units under the Deferred Stock Plan.

(2)	Represents 713.78 fully vested Stock Units valued at $28.02 per Unit, the price of Raven common shares on the date of the Award, May 21, 2009.

(3)	Does not include perquisites and benefits, which totaled less than $10,000 for each director.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Overview
Raven’s executive compensation program, developed by management and approved by the Personnel and Compensation Committee of the Board of Directors, is intended to be simple, focused on a few key performance metrics and balanced between:
•	employees, managers and executives

•	long-term and short-term objectives

•	financial and stock performance

•	cash and equity compensation
The compensation program is designed to align the interests of the executive team with those of Raven shareholders. The plan uses salary and benefits, a management incentive program and stock options to achieve these goals. Retention of top talent and achievement of corporate objectives measure the effectiveness of our compensation plan.
Raven also uses non-compensatory programs, such as annual performance reviews, employee improvement and education programs, and succession planning. We believe that these programs are more effective than compensation alone for optimizing talent utilization and executive development.
Objectives of the Company’s Executive Compensation Program
Alignment with Shareholder Interests
Our compensation program is designed to motivate and reward Raven’s executives to achieve the short and long-term goals that we believe will enhance shareholder value. The short-term goals are embodied in our annual budget. These include income targets, productivity goals, working capital utilization and expense control. The goals are set to be both challenging and achievable, so as to encourage reasonable risk taking and motivate performance. Building on these short-term objectives, the program also seeks to reward executives for enhancing shareholder value over the long-term. Raven’s long-term objectives include maximizing sales and net income and efficiently utilizing invested capital.
Retention
Retention aspects of the program are designed to take advantage of the experience of Raven executives and avoid unwanted turnover in the executive team. The executive officers identified on the Summary Compensation Table on page 25 (the “Named Executives”) average over 21 years experience with Raven. We believe that promotion from within and length of tenure at every level of the organization enhances productivity and reduces compensation cost.
Internal Equity
Raven strongly believes in internal equity. We review executive pay to prevent it from becoming disproportionately large when compared to the other key managers and employees. The practice of internal equity is difficult to maintain in today’s compensation environment if management turnover is high and we are required to recruit from outside Raven to fill key positions.
Role of Management, the Personnel and Compensation Committee and Consultants
Management hires, retains, and develops employee talent at every level of the organization. Our human resources department and Vice President of Administration obtain competitive survey information for positions and locations throughout the Company. This is the starting point for decisions on compensation. Raven tries to maintain compensation in the middle of the relevant range for non-executive positions. Executive compensation is principally driven by taking the compensation levels for non-executive employees and extrapolating to key employees and ultimately the executive team and the Named Executives.

Our President and Chief Executive Officer recommends executive compensation to the Personnel and Compensation Committee (the “Committee”) for approval annually. The Committee approves executive salaries, benefits and stock option grants. The Committee’s decisions regarding the compensation of our President and Chief Executive Officer are made in executive session. Management and the Committee do not use compensation consultants because we believe consultants tend to raise, rather than control, the level of compensation.
Components of the Company’s Executive Compensation Program
Base Salary
Salaries for the Named Executives are based on the scope of their responsibilities, performance, experience and potential. The salaries of their peers and subordinates inside and outside the Company are considered to be background information when setting salary levels. No formal benchmarking process was conducted. The primary objectives addressed by base salary in the Compensation Program are to retain and attract qualified and experienced executives into these positions. The salary indicates the basic level compensation commitment that Raven has to the Named Executives and their positions in the Company.
Salaries for all of the Named Executives were increased in the fiscal year ended January 31, 2010 (fiscal 2010) over fiscal 2009 levels. The salary increases for the individual Named Executives are discussed under “Executive Compensation for the Named Executives” below.
Management Incentive Plan
The management incentive plan is intended to pay the Named Executives when they achieve the annual financial objectives of their operations, which are established before the beginning of the fiscal year through the budget process. Incentive payments for the named executives range from 50 to 70% of annual base salary, which is designed to put a sizable portion of the Named Executives’ cash income at risk if annual objectives are not achieved.
Incentive payments for the Chief Executive Officer and Chief Financial Officer in fiscal 2010 were based on achieving net income, expense control and inventory turn objectives. Prior to fiscal 2010, income based incentives were set to begin when income exceeded prior year achievements and, for Mr. Moquist, was designed to result in a payment of 35% of base salary at budget. In fiscal 2010, because the company budgeted lower income, this practice was modified and net income objectives were established as a range, such that a 20% incentive would be paid if Raven achieved its budgeted net income ($29,000,000 in net income for fiscal 2010), and the maximum would be paid if the Company achieved the high end of the range ($32,600,000 for 2010), which would result in an incentive payment for Mr. Moquist of 58% of his base salary. Mr. Moquist was also entitled to incentive compensation of up to 6% of his base salary if the Company met certain expense control objectives and up to 6% if inventory turn objectives were met. Mr. Moquist’s maximum total incentive payout based on all of these factors was 70% of his salary. Mr. Iacarella’s incentive was based on similar criteria, and the maximum total payout for fiscal 2010 was 60% of salary with 18% payable at the budgeted level of net income.
The other Named Executives were responsible for specific business units. Their incentives were based on achieving objectives for their respective operating units. Operating unit objectives included levels of operating income or operating income net of a charge for working capital utilization, inventory turns, and productivity improvements. Mr. Rykhus, as Executive Vice President could have been paid up to 60% of his base salary. Mr. Bair and Mr. Groninger, as Divisional Vice Presidents could have had a maximum payout of 50% of base salary for fiscal 2010. The details of these incentive plans and the actual payouts are described under “Executive Compensation for Fiscal 2010 for the Named Executives” below.
Incentive payments are based on formulas defined and documented at the beginning of Raven’s fiscal year. Income based formulas are usually set so that if budgeted results are achieved, the income based incentive would pay about 60% of maximum payout levels. However, in fiscal 2010 because lower results were targeted, payouts at budgeted levels were generally reduced. Achievement of other objectives would add approximately 10% to the payouts. The Committee approves the incentive payments, which are usually paid in March of each year. The ranges are intended to be challenging yet achievable, with the maximum level intended to be difficult to achieve. The table included in footnote (3) to the Summary Compensation Table shows the level of payouts based on the various objectives for the past three fiscal years. None of the Named Executives received a total payout of 60% of the maximum in all three years.
Stock Options and Stock Awards
Stock options and awards of company shares are designed to promote the alignment of long-term interests between an executive and Raven shareholders as well as to assist in the retention of executives and key employees. The ultimate value to the executives is directly tied to the value of Raven common shares. The options are granted annually at the fourth quarter Committee meeting, vest in equal installments over four years and expire in five years. The Committee and management believe that the policy of granting options annually, along with the relatively short life of the options, helps prevent option holders from benefiting from long-term increases in the stock market and more effectively ties their compensation to Raven’s success. The shorter life also reduces option expense recorded on the income statement. The Committee has never reset an option price.
The Committee grants options to executives and key employees based on the size of their base salary and their importance to Raven’s success. The number of shares covered by the option granted in each year multiplied by the exercise price is intended to approximate 100-150% of the Named Executive’s salary.
Raven’s stock options have a retirement provision that provides for accelerated vesting if the employee retires at a time when the sum of his or her age and years of service exceeds 80. The option agreements require one year of service after the grant of a stock option before the retirement provision of the option can be invoked. The Committee believes that the retirement provision encourages executives to remain with Raven or, in certain instances, to give additional notice before retiring. The Committee believes the retirement provision has facilitated discussions with Mr. Moquist regarding his retirement and succession planning.
In fiscal 2010, Mr. Moquist was awarded 4,800 shares of common stock in lieu of a stock option. These shares were valued at $144,240, based on the closing market price on the date of grant. The value of the grant was 43.5% of base salary, which is similar to the value Mr. Moquist would have received if he had been granted a stock option. The shares awarded to Mr. Moquist were fully vested and expensed immediately. The Committee believed that, in light of Mr. Moquist’s successful tenure as Chief Executive Officer and his succession planning efforts that precluded the need to search outside the company, the immediate vesting provision was appropriate.
In March 2009, the Board of Directors adopted a policy requiring executives to retain 50% of the “net profit shares” obtained via stock option or award. Our executives are strongly encouraged not to sell shares other than when paying taxes on option exercises. Executives have historically retained a substantial portion of their shares. The shares owned by the executive officers of the Company are listed on page 3 of this proxy statement under the caption “Ownership of Common Stock.”
All Other Compensation
We provide other benefits to executives, which we believe to be reasonable, competitive and consistent with the overall compensation program. Raven considers these items in conjunction with base salary in meeting the objectives of retaining and attracting qualified and experienced executives. These items are detailed in footnote 4 to the Summary Compensation Table. The retirement and profit sharing benefits are essentially the same as all other Raven employees receive. Life insurance benefits to the Chief Executive Officer and the Chief Financial Officer reflect the Company’s continuing commitment under an estate planning program we no longer make available to new executives. The Chief Executive Officer has use of a Company provided automobile. Raven also provides supplemental health and wellness benefits available to its executives to encourage a healthy lifestyle. To the extent insurance and health benefits are subject to income taxes, executives are reimbursed for this additional tax.

Post-termination Compensation and Benefits
Raven has employment agreements with each Named Executive, which provides for a 30-day notice period before termination and outlines the employment benefits discussed under “All Other Compensation” above and retirement benefits. The purpose of the benefits is to attract and retain seasoned executives, rewarding their long-term commitment to Raven. Retirement benefits, available when the sum of the employee’s age and years of service exceeds 80, represent a continuation of the health and insurance benefits outlined in “All Other Compensation” above.
Raven uses dual-trigger “Change in Control” severance agreements to protect it from the loss of executive talent during a Change in Control. Upon a change in control, positions held by the Named Executives may be at risk. By providing a cash benefit of one or two times salary and incentive payments if executives are terminated, the Committee believes that, in the event of a Change in Control, the agreements would maintain stability within its executive group during what could be a potentially turbulent time.
Executive Compensation for Fiscal 2010 for the Named Executives
Chief Executive Officer
With more than 34 years of service at Raven, Mr. Moquist has been our President and Chief Executive Officer since fiscal 2000. His total fiscal 2010 compensation of $527,694 decreased by $114,934, or 18%, from the level in fiscal 2009. The primary reason was the lower management incentive payment because of the lower company income in fiscal 2010. In fiscal 2010, the Company achieved net income of $28.6 million, below the budgeted $29.0 million; therefore he received no payment for his income based incentive. Inventory turn objectives were not achieved. Total incentive payouts for fiscal 2010 were 5% of base salary due to partial achievement of objectives for expense control. This payment was 7% of the maximum under his incentive plan. He received 59% of the maximum payment available under his management incentive plan in fiscal 2009 and 39% in fiscal 2008. His base salary increased by 2%, which was in line with the Company-wide rate of increase. He received a stock award of 4,800 shares, as noted above.
Chief Financial Officer
Mr. Iacarella is our Chief Financial Officer. His total compensation of $314,894 decreased by 11.5% in fiscal 2010 due primarily to lower incentive plan payments. His objectives were similar to Mr. Moquist’s. Overall, he received 8% of the maximum payment available under his management incentive plan compared to 60% in fiscal 2009 and 38% in fiscal 2008. His base salary increased by 2%, which was in line with the Company-wide rate of increase. He received a grant of 7,750 stock options.
Vice President Electronic Systems Division
Mr. Bair heads the Electronic Systems Division. His total compensation increased by 33.9% due primarily to higher incentive plan payments. In fiscal 2010 the Electronic Systems Division achieved $7.6 million of operating income after capital charges. The budget for the division was $6.1 million, at which level he would have received a $30,114 payout, and he maximized his profit incentive at a $66,920 payout, because operating income after capital charges was greater than the maximum payout level of $6.8 million. He also exceeded his targeted productivity improvement for a $5,019 payout. Inventory turn objectives were not achieved. Overall, he received 86% of the maximum payment available under his management incentive plan. He received no incentive payment in fiscal 2009 or 2008 because the division recorded lower operating results and did not meet its other objectives under the plan. His base salary increased by 2%, which was in line with the Company-wide rate of increase. He received a grant of 6,000 stock options.
Vice President Engineered Films Division
Mr. Groninger heads the Engineered Films Division. His total compensation increased by 4.8%. In fiscal 2010 the Engineered Films Division reported $9.4 million of operating income after capital charges. The budget for the division was $0.9 million, at which level he would have potentially received a $17,030 payout. He maximized his profit incentive at a potential $68,120 payout, because operating income after capital charges was greater than the maximum payout level of $3.9 million. However, the budget for this division was substantially below the levels achieved for fiscal 2009 and as a result, his income based incentive had a dual trigger. Unless Raven’s consolidated net income reached $29.0 million, no incentives would be paid. Raven’s consolidated net income in 2010 was $28.6 million, and therefore, Mr. Groninger received no payouts under his incentive plan. He received no incentive payment in fiscal 2009 or 2008 because the division recorded lower operating results and did not meet its other objectives under the plan. His base salary increased by 2%, which was in line with the Company-wide rate of increase. He received a grant of 6,700 stock options.
Executive Vice President
Mr. Rykhus is Raven’s Executive Vice President and was Division Manager of the Applied Technology in fiscal 2009 and 2008. His fiscal 2010 total compensation was 7.7% lower than the prior year. Mr. Rykhus’ incentive payments were solely based on income in fiscal 2010. There were three separate incentive targets for Mr. Rykhus, one for the Applied Technology Division, one for the Electronic Systems Division and one for Raven consolidated results. In fiscal 2010 the Applied Technology Division achieved $23.8 million of operating income after capital charges. The budget for Applied Technology was $35.8 million, at which level he would have received a $41,407 payout, and his profit incentive for Applied Technology began at $32.2 million, with no payout at that level, and maximized at $37.5 million, where he would have received a $62,250 payout. If Raven had achieved consolidated net income of $29.0 million, his payout would have been $41,500. Neither the Applied Technology nor the Raven consolidated objectives were met, and no incentive was paid on those results. In fiscal 2010 the Electronic Systems Division achieved $7.6 million of operating income after capital charges, compared to the budgeted level of $6.1 million. Therefore, he received a $20,750 payout based on the Electronic System Division results. Overall, he received 17% of the maximum payment available under his management incentive plan. He received the maximum available income-based incentive in fiscal 2009 and 2008. The incentive payments in both years resulted from outstanding performance by the Applied Technology Division. His base salary increased by 13%, due to his increasing corporate responsibilities. He received a grant of 8,800 stock options.

COMPENSATION COMMITTEE REPORT
     The Personnel and Compensation Committee of the Company’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussion with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s 2010 proxy statement.
     Submitted by the Personnel and Compensation Committee of the Company’s Board of Directors:
     David A. Christensen           Thomas S. Everist           Mark E. Griffin           Conrad J. Hoigaard
EQUITY COMPENSATION PLAN INFORMATION
The following table presents the number of securities authorized for issuance under Raven’s equity compensation plans as of January 31, 2010.

Equity Compensation Plan Information

Number of securities
	Number of securities to be	Weighted-average	remaining available for future
	issued upon exercise	exercise price of	issuance under equity
	of outstanding options,	outstanding options,	compensation plans (excluding
	warrants and rights	warrants and rights	securities reflected
Plan Category	(a)	(b)	in column(a))
Equity compensation plans approved by security holders	417,776	$29.30	283,799	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	417,776	$29.30	283,799

(1)	255,025 of the securities relate to the Company’s 2000 Stock Option and Compensation Plan and may not be granted after May 24, 2010.

SUMMARY COMPENSATION TABLE

			Stock	Option	Non-equity Incentive Plan	All Other
			Awards	Awards	Compensation	Compensation
		Salary	($)	($)	($)	($)	Total
Name and Principal Position	Fiscal Year	($)	(1)	(2)	(3)	(4)	($)

Ronald M. Moquist	2010	331,500	144,240	—	15,912	36,042	527,694
President and	2009	325,000	134,805	—	134,232	48,594	642,631
Chief Executive Officer	2008	314,000	—	135,086	86,159	47,410	582,655

Thomas Iacarella	2010	188,700	—	87,443	9,058	29,693	314,894
Vice President and	2009	185,000	—	75,952	66,067	28,746	355,765
Chief Financial Officer	2008	177,500	—	73,267	40,307	24,402	315,476

David R. Bair	2010	167,300	—	67,698	71,939	21,087	328,024
Division Vice President	2009	164,000	—	59,792	—	21,095	244,887
Electronic Systems Division	2008	157,500	—	61,819	—	18,328	237,647

James D. Groninger	2010	170,300	—	75,596	—	22,152	268,048
Division Vice President	2009	167,000	—	67,064	—	21,741	255,805
Engineered Films Division	2008	159,000	—	67,543	—	22,643	249,186

Daniel A. Rykhus	2010	207,500	—	99,290	20,750	29,591	357,131
Executive Vice President	2009	183,500	—	75,952	100,925	26,620	386,997
	2008	174,500	—	73,267	104,700	22,156	374,623

(1)	Mr. Moquist received a grant of 4,800 shares on December 4, 2009 and 5,500 shares of Company stock on December 5, 2008 in lieu of stock options. These shares were valued at the closing market price, $30.05 and $24.51, respectively.

(2)	Amounts shown reflect the aggregate fair value of awards granted during the year. Assumptions used in the calculation of this amount are included in Note 11 on pages 43 and 44 of the Company’s Annual Report to Shareholders.

(3)	The following table describes the basis for payments under the annual management incentive plan.

						Total non-equity
			Expense	Inventory	Productivity	incentive plan
Name and Business Unit	Fiscal year	Income	control	turns	improvements	compensation
Ronald M. Moquist	2010	—	15,912	—	N/A	15,912
Entire Company	2009	116,682	17,550	—	N/A	134,232
	2008	86,159	—	—	N/A	86,159

Thomas Iacarella	2010	—	9,058	—	N/A	9,058
Entire Company	2009	54,967	11,100	—	N/A	66,067
	2008	40,307	—	—	N/A	40,307

David R. Bair	2010	66,920	N/A	—	5,019	71,939
Electronic Systems	2009	—	N/A	—	—	—
	2008	—	N/A	—	—	—

James D. Groninger	2010	—	N/A	—	—	—
Engineered Films	2009	—	N/A	—	N/A	—
	2008	—	N/A	—	N/A	—

Daniel A. Rykhus	2010	20,750	N/A	N/A	N/A	20,750
Applied Technology, Electronic	2009	91,750	N/A	—	9,175	100,925
Systems and Entire Company	2008	90,740	N/A	6,980	6,980	104,700

(4)	The following table describes key components of the All Other Compensation column in the Summary Compensation Table.

		Retirement
		benefit and profit		Supplemental	Other fringe	Tax reimbursement
		sharing plans	Life insurance	health benefits	benefits	on taxable fringe	Total all other
Name	Fiscal year	(a)	premiums	(b)	(c)	benefits	compensation

Ronald M. Moquist	2010	15,522	1,680	3,109	14,641	1,090	36,042
	2009	12,807	11,515	2,847	14,321	7,104	48,594
	2008	11,801	11,515	2,223	14,785	7,086	47,410

Thomas Iacarella	2010	8,514	5,571	7,632	2,233	5,743	29,693
	2009	7,240	4,295	5,687	6,107	5,417	28,746
	2008	6,804	4,412	3,851	5,239	4,096	24,402

David R. Bair	2010	5,818	785	10,555	1,000	2,929	21,087
	2009	5,404	761	9,399	1,900	3,631	21,095
	2008	7,211	725	6,357	1,880	2,155	18,328

James D. Groninger	2010	5,919	801	11,448	1,000	2,984	22,152
	2009	5,490	506	8,672	3,517	3,556	21,741
	2008	7,017	477	9,887	1,879	3,383	22,643

Daniel A. Rykhus	2010	10,135	451	12,908	1,000	5,097	29,591
	2009	9,123	377	9,332	3,304	4,484	26,620
	2008	5,816	356	8,890	3,210	3,884	22,156

(a)	Represents the safe-harbor base and matching contributions under the Company’s 401(k) plan. This amount is either contributed to the plan or paid as additional salary depending on IRS limitations.

Also includes cash payments under the Company’s Profit Plus plan which is paid equally to every employee, regardless of salary. The amounts under this plan were $600 in fiscal 2008, $500 in fiscal 2009 and $250 in fiscal 2010.

(b)	Represents reimbursement for health and wellness expenses and reduced health care premiums under the Company’s Senior Executive Officer and Senior Manager benefit policies.

(c)	Includes, for Mr. Moquist, the leased value of a Company provided automobile, approximately $9,000 in each year.

GRANTS OF PLAN BASED AWARDS IN FISCAL 2010

							All other
						All other	Option
						Stock	Awards:	Exercise	Grant Date
			Estimated Possible Payouts Under			Awards:	Number of	or Base	Fair Value of
			Non-Equity Incentive Plan Awards			Number of	Securities	Price of	Stock and
	Type of		(2)			Shares of	Underlying	Option	Option Awards
	Award		Threshold	Target	Maximum	Stock	Options	Awards	($)
Name	(1)	Grant Date	($)	($)	($)	(#)	(#)	($/Share)	(3)
Ronald M. Moquist	MIP	2/1/2009	90,168	94,146	232,050
	SA	12/4/2009				4,800			144,240

Thomas Iacarella	MIP	2/1/2009	47,552	49,817	113,220
	SO	12/4/2009					7,750	30.05	87,443

David R. Bair	MIP	2/1/2009	40,152	40,152	83,650
	SO	12/4/2009					6,000	30.05	67,698

James D. Groninger	MIP	2/1/2009	27,248	27,248	85,150
	SO	12/4/2009					6,700	30.05	75,596

Daniel A. Rykhus	MIP	2/1/2009	62,250	103,657	124,500
	SO	12/4/2009					8,800	30.05	99,290

(1)	Type of award: MIP — Management Incentive Plan; SA — Stock Award; SO — Stock Option.

(2)	These columns represent the range of payouts under three scenarios. The threshold amounts represent the amounts paid if the minimum performance criteria is achieved for every component of the incentive. The targeted amounts would be paid if the performance was at the level budgeted by the Company for fiscal year 2010. Maximum payouts assume beyond budgeted performance and are capped at the amounts shown. Actual amounts paid are outlined in note 3 of the Summary Compensation Table on page 25.

(3)	Option awards reflect the Black-Scholes value of $11.28 used for expensing options in the Company’s income statement. All awards vest in equal installments over 4 years and expire after 5 years. The option price may be paid in cash or by the delivery of shares of the Company’s common stock, valued at the market price on the date of the option exercise.

Stock awards reflect the closing price of $30.05 on December 4, 2009, the date of the award.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

	Option Awards(1)
		Number of Securities	Number of Securities
		Underlying	Underlying
		Unexercised Options	Unexercised Options		Option
		(#)	(#)	Option Exercise Price	Expiration
Name	Grant Date	Exercisable	Unexercisable	($)	Date
Ronald M. Moquist	11/18/2005	13,000	—	31.05	11/18/2010
	11/20/2006	10,500	3,500	28.01	11/20/2011
	11/19/2007	5,900	5,900	34.50	11/19/2012

Thomas Iacarella	11/18/2005	7,000	—	31.05	11/18/2010
	11/20/2006	5,625	1,875	28.01	11/20/2011
	11/19/2007	3,200	3,200	34.50	11/19/2012
	12/5/2008	2,350	7,050	24.51	12/5/2013
	12/4/2009	—	7,750	30.05	12/4/2014

David R. Bair	11/18/2005	5,700	—	31.05	11/18/2010
	11/20/2006	4,500	1,500	28.01	11/20/2011
	11/19/2007	2,700	2,700	34.50	11/19/2012
	12/5/2008	1,850	5,550	24.51	12/5/2013
	12/4/2009	—	6,000	30.05	12/4/2014

James D. Groninger	11/18/2005	6,200	—	31.05	11/18/2010
	11/20/2006	4,875	1,625	28.01	11/20/2011
	11/19/2007	2,950	2,950	34.50	11/19/2012
	12/5/2008	2,075	6,225	24.51	12/5/2013
	12/4/2009	—	6,700	30.05	12/4/2014

Daniel A. Rykhus	11/18/2005	6,800	—	31.05	11/18/2010
	11/20/2006	5,400	1,800	28.01	11/20/2011
	11/19/2007	3,200	3,200	34.50	11/19/2012
	12/5/2008	2,350	7,050	24.51	12/5/2013
	12/4/2009	—	8,800	30.05	12/4/2014

(1)	All options vest in equal installments over 4 years and expire after 5 years.
OPTION EXERCISES IN FISCAL 2010

	Option Awards
	Number of Shares
	Acquired on	Value Realized on
	Exercise	Exercise
Name	(#)	($)
Ronald M. Moquist	16,000	64,000

Thomas Iacarella	8,000	32,000

David R. Bair	6,300	37,926

James D. Groninger	—	—

Daniel A. Rykhus	7,500	30,000

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
The following table shows the payments and benefits that the Named Executives would receive in connection with a variety of employment termination scenarios and upon a change in control of Raven. The information assumes that termination occurred on January 31, 2010. Raven would provide all of the payments. There are no assets set aside for these benefits. The Named Executives must comply with confidentiality and non-competition provisions of the agreements to retain benefits.
The table does not include amounts otherwise due to the executives, such as earned but unpaid salary, bonus and vacation pay and benefits that would accrue to any salaried employee. The table does include the value of unvested stock options, which would vest for the Named Executives, as they would vest for all of Raven’s other key employees.
Termination other than for a change in control is governed by employment agreements with the executives. These agreements require 30 days written notice before termination can occur. They also have retirement provisions that, if the executive’s years of employment and age added together exceed 80, allow for early retirement. Early retirement triggers post-retirement benefits under the employment agreement. Retiring executives retain health care and other insurance benefits. The retired executive will be reimbursed for health expenditures up to a percentage (10% for Messrs. Moquist, Iacarella and Rykhus, 3.5% for others) of the executive’s highest salary and bonus over the last five years of employment. Retirement benefits continue until the last to die of the executive or spouse. In the case of Messrs. Moquist, Iacarella and Rykhus, the benefits are “grossed-up” for income tax purposes. Mr. Moquist was eligible for retirement benefits at January 31, 2010. In the event of an executive’s death, the benefits available to the surviving spouse would be limited to vested retirement benefits.
Raven has Change in Control agreements with the Named Executives. A “Change in Control” includes (a) the acquisition by any person, entity or group of beneficial ownership of 25% or more of the then outstanding shares of Raven common stock; (b) certain changes in a majority of the members of our Board of Directors, or (c) approval by the shareholders of a reorganization, merger or consolidation (with certain exceptions), or of a liquidation, dissolution or sale of all or substantially all of Raven’s assets.
For the executives to obtain benefits under the Change in Control agreements, a second triggering event must occur. This would include a termination without cause or a constructive termination (an adverse change in the officer’s status or compensation). The benefits include a lump sum payment equal to the product of (A) the sum of (i) the employee’s annual base salary then in effect and (ii) 60% of the maximum target or goal amount under the Management Incentive Plan for the year in which the date of termination occurs and (B) a multiple of 2.0 for Messrs. Moquist, Iacarella and Rykhus, or 1.0 for others. The executive also vests under the applicable retirement benefits policy; provided that the benefits (A) will not become payable until the employee reaches age 65 (unless the benefits are payable at the employee’s age at that time under the terms of the policy), and (B) will not be provided to the extent such benefits are provided by another employer at no cost to the employee.

		Lump-sum benefits			Annual Benefits (1)
			Value of	Total	Continued	Maximum	Maximum Tax	Maximum
		Salary and	Unvested Stock	Lump-sum	Insurance	Supplemental	Reimbursement on	Annual
		Incentives	Options	Benefits	Coverage	Health Benefits	Benefits	Benefits
Name	Type of Separation	($)	($)	($)	($)	($)	($)	($)
					(2)	(3)	(3)
Ronald M. Moquist	Without Cause	27,625	1,995	29,620	11,528	45,923	24,728	82,179
	For Cause	—	1,995	1,995	—	—	—	—
	Retirement	—	1,995	1,995	11,528	45,923	24,728	82,179
	Change in Control	941,460	1,995	943,455	11,528	45,923	24,728	82,179

Thomas Iacarella	Without Cause	15,725	—	15,725	—	—	—	—
	For Cause	—	—	—	—	—	—	—
	Change in Control	513,264	29,762	543,026	10,553	25,107	13,519	49,179

David R. Bair	Without Cause	13,942	—	13,942	—	—	—	—
	For Cause	—	—	—	—	—	—	—
	Change in Control	217,490	23,444	240,934	13,545	8,373	—	21,918

James D. Groninger	Without Cause	14,192	—	14,192	—	—	—	—
	For Cause	—	—	—	—	—	—	—
	Change in Control	221,390	26,262	247,652	13,545	7,198	—	20,743

Daniel A. Rykhus	Without Cause	17,292	—	17,292	—	—	—	—
	For Cause	—	—	—	—	—	—	—
	Change in Control	564,400	29,720	594,120	13,545	28,443	15,315	57,303

(1)	Annual benefits would begin immediately for executives who are eligible for retirement (Mr. Moquist) and at age 65 for the other executives. They would continue until the last to die of the executive or spouse.

(2)	Based on the current cost of the benefit. The program provides that the retiree will pay no more than active executives for coverage.

(3)	Represents the annual limit for reimbursement. Actual expenses submitted to the plan may be less.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
     PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm during fiscal 2010. The Company’s Audit Committee has engaged PricewaterhouseCoopers LLP to perform the annual audit and three quarterly reviews in fiscal 2011. The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal 2010 and 2009 are presented in the following table:

	2010	2009

Audit (1)	$343,500	$342,000
Audit related (2)	5,000	—
Tax services (3)	15,950	14,375

Total Fees	$364,450	$356,375

All items included in the above fee summary were subject to Audit Committee pre-approval. Such approval was obtained from the Committee or the Chair of the Committee prior to services performed and/or billing of services.

(1)	Total fees for the financial statement audit were in accordance with the respective engagement letters and include timely quarterly reviews. Billings for out-of-pocket expenses are not included.

(2)	Audit related billings include consultation regarding the comment letter from the SEC covering the company’s fiscal 2009 filings.

(3)	Tax services include the review of corporate income tax filings and consultation related to its Canadian subsidiary.

AUDIT COMMITTEE REPORT
     The Audit Committee of the Board of Directors of Raven Industries, Inc. (the “Audit Committee”) is composed of three independent directors and operates under a written charter. A copy of this charter is available on the Company’s website, www.ravenind.com. The Audit Committee selects the independent registered public accounting firm. The Audit Committee has the authority to determine all funding and make any expenditures it deems necessary in order to carry out its responsibilities and duties.
     Management is responsible for Raven’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for monitoring and overseeing these processes.
     In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the consolidated financial statements were fairly presented and prepared in accordance with accounting principles generally accepted in the United States of America. Management also presented its conclusion that as of January 31, 2010, internal control over financial reporting was effective. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees, and PCAOB Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That is Integrated with An Audit of Financial Statements.
     PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and discussed the firm’s independence. The Audit Committee also reviewed the services provided by PricewaterhouseCoopers LLP (as disclosed under the caption “Independent Registered Public Accounting Firm Fees”) when considering their independence.
     Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the representations of management and the report of the independent registered public accounting firm, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 31, 2010, filed with the Securities and Exchange Commission.
     Submitted by the Audit Committee of the Company’s Board of Directors:
     Anthony W. Bour           Kevin T. Kirby            Cynthia H. Milligan

OTHER MATTERS
     Compliance with Section 16(a) of the Securities Exchange Act of 1934. Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, the Company believes that during the year ended January 31, 2010, all officers, directors and ten-percent shareholders complied with the filing requirements of Section 16(a).
     Solicitation. The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company, without extra compensation, may solicit proxies in person, by telephone or other means of communication.
     Proposals of Shareholders. Pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, any shareholder who desires to submit a proposal for action by the shareholders at the Company’s 2011 annual meeting must submit such proposal in writing to President and CEO, Raven Industries, Inc., P.O. Box 5107, Sioux Falls, South Dakota 57117-5107, by December 11, 2010. Shareholder proposals received after December 11, 2010, will not be included in the Company’s proxy statement relating to the 2011 annual meeting. Additionally, if Raven receives notice of a shareholder proposal after February 25, 2011, such proposal will be considered untimely under Rules 14a-4 and 14a-5(e), and the persons named in the proxies solicited by the Board of Directors for the Company’s 2011 Annual Meeting may exercise discretionary voting power with respect to such proposal. Due to the complexity of respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. It is suggested that any such proposal be submitted by certified mail, return receipt requested.
     The Board of Directors does not intend to present at the Meeting any other matter not referred to above and does not presently know of any matter that may be presented at the Meeting by others. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxies to vote the proxy in accordance with their best judgment.
By Order of the Board of Directors
Raven Industries, Inc.
Thomas Iacarella
Secretary

EXHIBIT A
RAVEN INDUSTRIES, INC.
2010 STOCK INCENTIVE PLAN
     1. Purpose. The purpose of the 2010 Stock Incentive Plan (the “Plan”) of Raven Industries, Inc. (the “Company”) is to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives (“Incentives”) designed to attract, retain and motivate employees, certain key consultants and directors of the Company. Incentives may consist of opportunities to purchase or receive shares of Common Stock, $1.00 par value, of the Company (“Common Stock”) or other incentive awards on terms determined under this Plan.
     2. Administration. The Plan shall be administered by the board of directors of the Company (the “Board of Directors”) or by a stock option or compensation committee (the “Committee”) of the Board of Directors. The Committee shall consist of not less than two directors of the Company and shall be appointed from time to time by the Board of Directors. Each member of the Committee shall be (a) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (including the regulations promulgated thereunder, the “1934 Act”) (a “Non-Employee Director”), and (b) shall be an “outside director” within the meaning of Section 162(m) under the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder. The Committee shall have complete authority to award Incentives under the Plan, to interpret the Plan, and to make any other determination which it believes necessary and advisable for the proper administration of the Plan. The Committee’s decisions and matters relating to the Plan shall be final and conclusive on the Company and its participants. If at any time there is no stock option or compensation committee, the term “Committee”, as used in the Plan, shall refer to the Board of Directors.
     3. Eligible Participants. Officers of the Company, employees of the Company or its subsidiaries, members of the Board of Directors, and consultants or other independent contractors who provide services to the Company or its subsidiaries shall be eligible to receive Incentives under the Plan when designated by the Committee. Participants may be designated individually or by groups or categories (for example, by pay grade) as the Committee deems appropriate. Participation by officers of the Company or its subsidiaries and any performance objectives relating to such officers must be approved by the Committee. Participation by others and any performance objectives relating to others may be approved by groups or categories (for example, by pay grade) and authority to designate participants who are not officers and to set or modify such targets may be delegated.
     4. Types of Incentives. Incentives under the Plan may be granted in any one or a combination of the following forms: (a) incentive stock options and non-statutory stock options (Section 6); (b) stock appreciation rights (“SARs”) (Section 7); (c) stock awards (Section 8); and (d) restricted stock (Section 8). Subject to the specific limitations provided in this Plan, payment of Incentives may be in the form of cash, Common Stock or combinations thereof as the Committee shall determine, and with such other restrictions as it may impose.
     5. Shares Subject to the Plan.
          5.1 Number of Shares. Subject to adjustment as provided in Section 9.6, the number of shares of Common Stock which may be issued under the Plan shall not exceed 500,000 shares of Common Stock. Shares of Common Stock that are issued under the Plan or are subject to outstanding Incentives will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan.
          5.2 Cancellation. If an Incentive granted hereunder expires or is terminated or canceled unexercised as to any shares of Common Stock or forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired shares may again be issued under the Plan pursuant to another Incentive. If any Shares subject to an Incentive granted hereunder are withheld or applied as payment in connection with the exercise of an Incentive (including the withholding of Shares on the exercise of a stock option or the exercise of an SAR that is settled in Shares) or the withholding or payment of taxes related thereto, such Shares shall not again be available for grant under the Plan.
          5.3 Type of Common Stock. Common Stock issued under the Plan in connection with Incentives will be authorized and unissued shares.
          5.4 Limitation on Certain Grants. No person shall receive grants of stock options and SARs under the Plan that exceed, in the aggregate, 100,000 shares during any one fiscal year of the Company.
     6. Stock Options. A stock option is a right to purchase shares of Common Stock from the Company. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:
          6.1 Price. The option price per share shall be determined by the Committee, subject to adjustment under Section 9.6. Notwithstanding the foregoing sentence, the option price per share shall not be less than the Fair Market Value (as defined in Section 9.15) of the Common Stock on the Grant Date (as defined in Section 9.16).
          6.2 Number. The number of shares of Common Stock subject to a stock option shall be determined by the Committee, subject to adjustment as provided in Section 9.6. The number of shares of Common Stock subject to a stock option shall be reduced in the same proportion that the holder thereof exercises an SAR if any SAR is granted in conjunction with or related to the stock option. If the number of shares subject to a stock option is reduced pursuant to the preceding sentence, the number of shares subject to the original grant will continue to count against the limitation on grants under Section 5.4.
          6.3 Duration and Time for Exercise. Subject to earlier termination as provided in Section 9.4, the term of each stock option shall be determined by the Committee but shall not exceed ten years and one day from the Grant Date. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee at the time of grant. The Committee may accelerate the exercisability of any stock option. Subject to the first sentence of this paragraph, the Committee may extend the term of any stock option to the extent provided in Section 9.4.
          6.4 Manner of Exercise. A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased and accompanied by the full purchase price for such shares. The option price shall be payable (a) in United States dollars upon exercise of the option and may be paid by cash, uncertified or certified check or bank draft; (b) unless otherwise provided in the option agreement, by delivery of shares of Common Stock in payment of all or any part of the option price, which shares shall be valued for this purpose at the Fair Market Value on the date such option is exercised; or (c) unless otherwise provided in the option agreement, by instructing the Company to withhold from the shares of Common Stock issuable upon exercise of the stock option shares of Common Stock in payment of all or any part of the exercise price and/or any related withholding tax obligations consistent with Section 9.8, which shares shall be valued for this purpose at the Fair Market Value or in such other manner as may be authorized from time to time by the Committee. Before the issuance of shares of

Common Stock upon the exercise of a stock option, a participant shall have no rights as a shareholder.
          6.5 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options (as such term is defined in Code Section 422):
               (a) The aggregate Fair Market Value (determined as of the time the option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any participant during any calendar year (under all of the Company’s plans) shall not exceed $100,000. The determination will be made by taking Incentive Stock Options into account in the order in which they were granted. If such excess only applies to a portion of an Incentive Stock Option, the Committee, in its discretion, will designate which shares will be treated as shares to be acquired upon exercise of an Incentive Stock Option.
               (b) Any option agreement for an Incentive Stock Option under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the options as Incentive Stock Options.
               (c) All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by Board of Directors or the date this Plan was approved by the shareholders.
               (d) Unless sooner exercised, all Incentive Stock Options shall expire no later than ten years after the Grant Date.
               (e) The option price for Incentive Stock Options shall be not less than the Fair Market Value of the Common Stock subject to the option on the Grant Date.
               (f) If Incentive Stock Options are granted to any participant who, at the time such option is granted, would own (within the meaning of Code Section 422) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation, (i) the option price for such Incentive Stock Options shall be not less than 110% of the Fair Market Value of the Common Stock subject to the option on the Grant Date and (ii) such Incentive Stock Options shall expire no later than five years after the Grant Date.
          7. Stock Appreciation Rights. An SAR is a right to receive, without payment to the Company, a number of shares of Common Stock, the amount of which is determined pursuant to the formula set forth in Section 7.5. An SAR may be granted (a) with respect to any stock option granted under this Plan, either concurrently with the grant of such stock option or at such later time as determined by the Committee (as to all or any portion of the shares of Common Stock subject to the stock option), or (b) alone, without reference to any related stock option. Each SAR granted by the Committee under this Plan shall be subject to the following terms and conditions:
          7.1 Price. The exercise price per share of any SAR granted without reference to a stock option shall be determined by the Committee, subject to adjustment under Section 9.6. Notwithstanding the foregoing sentence, the exercise price per share shall not be less than the Fair Market Value of the Common Stock on the Grant Date.
          7.2 Number. Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 9.6. In the case of an SAR granted with respect to a stock option, the number of shares of Common Stock to which the SAR relates shall be reduced in the same proportion that the holder of the option exercises the related stock option. If the number of shares subject to an SAR is reduced pursuant to the preceding sentence, the number of shares subject to the original grant will continue to count against the limitation on grants under Section 5.4.
          7.3 Duration. Subject to earlier termination as provided in Section 9.4, the term of each SAR shall be determined by the Committee but shall not exceed ten years and one day from the Grant Date. Unless otherwise provided by the Committee, each SAR shall become exercisable at such time or times, to such extent and upon such conditions as the stock option, if any, to which it relates is exercisable. The Committee may in its discretion accelerate the exercisability of any SAR. Subject to the first sentence of this paragraph, the Committee may extend the term of any SAR to the extent provided in Section 9.4.
          7.4 Exercise. An SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs which the holder wishes to exercise. Upon receipt of such written notice, the Company shall, within 90 days thereafter, deliver to the exercising holder certificates for the shares of Common Stock or cash or both, as determined by the Committee, to which the holder is entitled pursuant to Section 7.5.
          7.5 Issuance of Shares Upon Exercise. The number of shares of Common Stock which shall be issuable upon the exercise of an SAR shall be determined by dividing:
               (a) the number of shares of Common Stock as to which the SAR is exercised multiplied by the amount of the appreciation in such shares (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value of the shares of Common Stock subject to the SAR on the exercise date exceeds (1) in the case of an SAR related to a stock option, the purchase price of the shares of Common Stock under the stock option or (2) in the case of an SAR granted alone, without reference to a related stock option, an amount which shall be determined by the Committee at the time of grant, subject to adjustment under Section 9.6); by
               (b) the Fair Market Value of a share of Common Stock on the exercise date.
     No fractional shares of Common Stock shall be issued upon the exercise of an SAR; instead, the holder of the SAR shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value of a share of Common Stock on the exercise date or to purchase the portion necessary to make a whole share at its Fair Market Value on the date of exercise.
     8. Stock Awards and Restricted Stock. A stock award consists of the transfer by the Company to a participant of shares of Common Stock, without other payment therefor, as additional compensation for services to the Company. A share of restricted stock consists of shares of Common Stock which are sold or transferred by the Company to a participant at a price, if any, determined by the Committee and subject to restrictions on their sale or other transfer by the participant. The transfer of Common Stock pursuant to stock awards and the transfer and sale of restricted stock shall be subject to the following terms and conditions:
          8.1 Number of Shares. The number of shares to be transferred or sold by the Company to a participant pursuant to a stock award or as restricted stock shall be determined by the Committee.
          8.2 Sale Price. The Committee shall determine the price, if any, at which shares of restricted stock shall be sold to a participant, which may vary from time to time and among participants and which may be below the Fair Market Value of such shares of Common Stock at the date of sale.
          8.3 Restrictions. All shares of restricted stock transferred or sold by the Company hereunder shall be subject to such restrictions as the Committee may determine, including, without limitation any or all of the following:

               (a) a prohibition against the sale, transfer, pledge or other encumbrance of the shares of restricted stock, such prohibition to lapse at such time or times as the Committee shall determine (whether in annual or more frequent installments, at the time of the death, disability or retirement of the holder of such shares, or otherwise);
               (b) a requirement that the holder of shares of restricted stock forfeit, or (in the case of shares sold to a participant) re-sell back to the Company at his or her cost, all or a part of such shares in the event of termination of his or her employment or consulting engagement during any period in which such shares are subject to restrictions;
               (c) such other conditions or restrictions as the Committee may deem advisable.
          8.4 Enforcement of Restrictions. In order to enforce the restrictions imposed by the Committee pursuant to Section 8.3, the participant receiving restricted stock shall enter into an agreement with the Company setting forth the conditions of the grant. Shares of restricted stock shall be registered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company. Each such certificate shall bear a legend that refers to the Plan and the restrictions imposed under the applicable agreement. At the Committee’s election, shares of restricted stock may be held in book entry form subject to the Company’s instructions until any restrictions relating to the restricted stock grant lapse.
          8.5 End of Restrictions. Subject to Section 9.5, at the end of any time period during which the shares of restricted stock are subject to forfeiture and restrictions on transfer, such shares will be delivered free of all restrictions to the participant or to the participant’s legal representative, beneficiary or heir.
          8.6 Rights of Holders of Restricted Stock. Subject to the terms and conditions of the Plan, each participant receiving restricted stock shall have all the rights of a shareholder with respect to shares of stock during any period in which such shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such shares.
          9. General.
          9.1 Effective Date. The Plan will become effective upon the date of approval by the Company’s Board of Directors (the “Effective Date”), subject to approval by the Company’s shareholders.
          9.2 Duration. The Plan shall remain in effect until all Incentives granted under the Plan have either been satisfied by the issuance of shares of Common Stock or the payment of cash or been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed. No Incentives may be granted under the Plan after the tenth anniversary of the Effective Date of the Plan.
          9.3 Non-transferability of Incentives. No stock option, SAR, restricted stock or stock award may be transferred, pledged or assigned by the holder thereof (except, in the event of the holder’s death, by will or the laws of descent and distribution to the limited extent provided in the Plan or the Incentive, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder), and the Company shall not be required to recognize any attempted assignment of such rights by any participant. Notwithstanding the preceding sentence, stock options may be transferred by the holder thereof to the holder’s spouse, children, grandchildren or parents (collectively, the “Family Members”), to trusts for the benefit of Family Members, to partnerships or limited liability companies in which Family Members are the only partners or shareholders, or to entities exempt from federal income taxation pursuant to Code Section 501(c)(3). During a participant’s lifetime, a stock option may be exercised only by him or her, by his or her guardian or legal representative or by the transferees permitted by this Section 9.3.

          9.4 Effect of Termination or Death. If a participant ceases to be an employee of or consultant to the Company for any reason, including death or disability, any Incentives may be exercised or shall expire at such times as may be set forth in the agreement, if any, applicable to the Incentive, or otherwise as determined by the Committee; provided, however, the term of an Incentive may not be extended beyond the term originally prescribed when the Incentive was granted, unless the Incentive satisfies (or is amended to satisfy) the requirements of Code Section 409A, including the rules and regulations thereunder (together, “Code Section 409A”); and provided further that the term of an Incentive may not be extended beyond the maximum term permitted under this Plan.
          9.5 Restrictions under Securities Laws. Notwithstanding anything in this Plan to the contrary: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his or her own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.
          9.6 Adjustment. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock, the number of shares of Common Stock then subject to the Plan, including shares subject to outstanding Incentives, and the other numbers of shares of Common Stock provided in the Plan, shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the purchase price of any option, the performance objectives of any Incentive, and the shares of Common Stock issuable pursuant to any Incentive shall be adjusted as and to the extent appropriate, in the discretion of the Committee, to provide participants with the same relative rights before and after such adjustment.
               9.7 Incentive Plans and Agreements. Except in the case of stock awards, the terms of each Incentive shall be stated in a plan or agreement approved by the Committee. The Committee may also determine to enter into agreements with holders of options to reclassify or convert certain outstanding options, within the terms of the Plan, as Incentive Stock Options or as non-statutory stock options and in order to eliminate SARs with respect to all or part of such options and any other previously issued options. The Committee shall communicate the key terms of each award to the participant promptly after the Committee approves the grant of such award.
               9.8 Withholding.
               (a) The Company shall have the right to withhold from any payments made under the Plan or to collect as a condition of payment, any taxes required by law to be withheld. At any time when a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with a distribution of Common Stock or upon exercise of an option or SAR or upon vesting of restricted stock, the participant may satisfy this obligation in whole or in part by electing (the “Election”) to have the Company withhold, from the distribution or from such shares of restricted stock, shares of Common Stock having a value up to the minimum amount of withholding taxes required to be collected on the transaction. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (“Tax Date”).
               (b) Each Election must be made before the Tax Date. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive. An Election is irrevocable.
          9.9 No Continued Employment, Engagement or Right to Corporate Assets. No participant under the Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation. Nothing contained in the Plan shall be construed as giving an employee, a consultant, such persons’ beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.
          9.10 Payments Under Incentives. Payment of cash or distribution of any shares of Common Stock to which a participant is entitled under any Incentive shall be made as provided in the Incentive. Except as permitted under Section 9.17, payments and distributions may not be deferred under any Incentive unless the deferral complies with the requirements of Code Section 409A.
          9.11 Amendment of the Plan. The Board of Directors may amend or discontinue the Plan at any time. However, no such amendment or discontinuance shall adversely change or impair, without the consent of the recipient, an Incentive previously granted. Further, no such amendment shall, without approval of the shareholders of the Company, (a) increase the maximum number of shares of Common Stock which may be issued to all participants under the Plan, (b) change or expand the types of Incentives that may be granted under the Plan, (c) change the class of persons eligible to receive Incentives under the Plan, or (d) materially increase the benefits accruing to participants under the Plan.
          9.12 Amendment of Agreements for Incentives. Except as otherwise provided in this Section 9.12, the terms of an existing Incentive may be amended by agreement between the Committee and the participant. Notwithstanding the foregoing sentence, in the case of a stock option or SAR, no such amendment shall (a) without shareholder approval, lower the exercise price of a previously granted stock option or SAR, or (b) extend the term of the Incentive, except as provided in Sections 9.4 and 9.17.
          9.13 Vesting Upon Change In Control. Upon the occurrence of an event satisfying the definition of “Change in Control” with respect to a particular Incentive, unless otherwise provided in the agreement for the Incentive, such Incentive shall become vested and all restrictions shall lapse. The Committee may, in its discretion, include such further provisions and limitations in any agreement for an Incentive as it may deem desirable. For purposes of this Section 9.13, “Change in Control” means the occurrence of any one or more of the following:
               (a) the acquisition by any individual, entity or group of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than thirty percent (30%) of the outstanding voting power of the Company entitled to vote in the election of directors; provided that a Change in Control shall not be deemed to occur solely because more than thirty percent (30%) of the outstanding voting shares is acquired by a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries;
               (b) a merger, consolidation or other reorganization involving the Company if the shareholders of the Company and their affiliates, immediately before such merger, consolidation or other reorganization, do not, as a result of such merger, consolidation, or other reorganization, own directly or indirectly, more than fifty percent (50%) of the voting equity securities of the successor entity;
               (c) a majority of the members of the Board of Directors is replaced within a period of less than two years by directors not nominated and approved by the Board of Directors; or
               (d) the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries determined on a consolidated basis, or a complete liquidation or dissolution of the Company.
          9.14 Sale, Merger, Exchange or Liquidation. Unless otherwise provided in the agreement for an Incentive, in the event of an acquisition of the Company through the sale of substantially all of the Company’s assets or through a merger, exchange, reorganization or liquidation of the Company or a similar event as determined by the Committee (collectively a “transaction”), the Committee shall be authorized, in its sole discretion, to take any and all action it deems equitable under the circumstances, including but not limited to any one or more of the following:
               (a) providing that the Plan and all Incentives shall terminate and the holders of (i) all outstanding vested options shall receive, in lieu of any shares of Common Stock they would be entitled to receive under such options, such stock, securities or assets, including cash, as would have been paid to such participants if their options had been exercised and such participant had received Common Stock immediately before such transaction (with appropriate adjustment for the exercise price, if any), (ii) SARs that entitle the participant to receive Common Stock shall receive, in lieu of any shares of Common Stock each participant was entitled to receive as of the date of the transaction pursuant to the terms of such Incentive, if any, such stock, securities or assets, including cash, as would have been paid to such participant if such Common Stock had been issued to and held by the participant immediately before such transaction, and (iii) any Incentive under this Agreement which does not entitle the participant to receive Common Stock shall be equitably treated as determined by the Committee.
               (b) providing that participants holding outstanding vested Common Stock based Incentives shall receive, with respect to each share of Common Stock issuable pursuant to such Incentives as of the effective date of any such transaction, at the determination of the Committee, cash, securities or other property, or any combination thereof, in an amount equal to the excess, if any, of the Fair Market Value of such Common Stock on a date within ten days before the effective date of such transaction over the option price or other amount owed by a participant, if any, and that such Incentives shall be cancelled, including the cancellation without consideration of all options that have an exercise price below the per share value of the consideration received by the Company in the transaction.
               (c) providing that the Plan (or replacement plan) shall continue with respect to Incentives not cancelled or terminated as of the effective date of such transaction and provide to participants holding such Incentives the right to earn their respective Incentives on a substantially equivalent basis (taking into account the transaction and the number of shares or other equity issued by such successor entity) with respect to the equity of the entity succeeding the Company by reason of such transaction.
               (d) to the extent that the vesting of any Incentives is not accelerated pursuant to Section 9.13, providing that all unvested, unearned or restricted Incentives, including but not limited to restricted stock for which restrictions have not lapsed as of the effective date of such transaction, shall be void and deemed terminated, or, in the alternative, for the acceleration or waiver of any vesting, earning or restrictions on any Incentive.
      The Board of Directors may restrict the rights of participants or the applicability of this Section 9.14 to the extent necessary to comply with Section 16(b) of the 1934 Act, the Code or any other applicable law or regulation. The grant of an Incentive award pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.
            9.15 Definition of Fair Market Value. For purposes of this Plan, the “Fair Market Value” of a share of Common Stock at a specified date shall, unless otherwise expressly provided in this Plan, be the amount which the Committee determines in good faith to be 100% of the fair market value of such a share as of the date in question. Notwithstanding the foregoing:
               (a) If such shares are listed on a U.S. securities exchange, then Fair Market Value shall be determined by reference to the last sale price of a share of Common Stock on such U.S. securities exchange on the applicable date. If such U.S. securities exchange is closed for trading on such date, or if the Common Stock does not trade on such date, then the last sale price used shall be the one on the date the Common Stock last traded on such U.S. securities exchange.
               (b) If such shares are publicly traded but are not listed on a U.S. securities exchange, then Fair Market Value shall be determined by reference to the trading price of a share of Common Stock on such date (or, if the applicable market is closed on such date, the last date on which the Common Stock was publicly traded), by a method consistently applied by the Committee.
               (c) If such shares are not publicly traded, then the Committee’s determination will be based upon a good faith valuation of the Company’s Common Stock as of such date, which shall be based upon such factors as the Committee deems appropriate. The valuation shall be accomplished in a manner that complies with Code Section 409A and shall be consistently applied to Incentives under the Plan.
          9.16 Definition of Grant Date. For purposes of this Plan, the “Grant Date” of an Incentive shall be the date on which the Committee approved the award or, if later, the date established by the Committee as the date of grant of the Incentive.
          9.17 Compliance with Code Section 409A. The Plan and the agreement for each Incentive shall be interpreted and administered so as to be exempt from the requirements of Code Section 409A or to comply with such requirements. Notwithstanding the foregoing, Incentives may be awarded or amended in a manner that does not comply with Code Section 409A, but only if and to the extent that the Committee specifically provides in written resolutions that the Incentive or amendment is not intended to comply with Code Section 409A.
          9.18 Prior Plan. Notwithstanding the adoption of this Plan by the Board of Directors and its approval by the shareholders, the Company’s 2000 Stock Option and Compensation Plan, as it has been amended from time to time (the “Prior Plan”), shall remain in effect, and all grants and awards made under the Prior Plan shall be governed by the terms of the Prior Plan. From and after the date of shareholder approval of this Plan, no further grants and awards shall be made under the Prior Plan.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

There are Three Ways to Vote
Your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.eproxy.com/ravn Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 24, 2010.

PHONE – 1-800-560-1965 Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 24, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote by Phone or Internet, please do not mail your Proxy Card
Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.
1. Election of directors:	01 Anthony W. Bour	06 Kevin T. Kirby	☐ Vote FOR	☐	Vote WITHHELD
	02 David A. Christensen	07 Cynthia H. Milligan	all nominees (except		from all nominees
	03 Thomas S. Everist	08 Ronald M. Moquist	as indicated below)
	04 Mark E. Griffin	09 Daniel A. Rykhus
05 Conrad J. Hoigaard
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

If you wish to cumulate votes, please indicate your votes in the space that follows:

2.	Approval of the Raven Industries, Inc. 2010 Stock Incentive Plan.	☐	For	☐	Against	☐	Abstain

3.	Proposal to ratifiy the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s current fiscal year.	☐	For	☐	Against	☐	Abstain

4.	Upon such other business as may properly come before the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box       ☐       Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

RAVEN INDUSTRIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 25, 2010
9:00 a.m.
RAMKOTA HOTEL AND CONFERENCE CENTER
3200 W. Maple Avenue
Sioux Falls, SD

Raven Industries, Inc. Box 5107, Sioux Falls, SD 57117-5107	proxy

This proxy is solicited on behalf of the Board of Directors.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side of this form.
If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.
By signing the proxy, you hereby appoint Thomas S. Everist and Ronald M. Moquist, or either of them, each with the power to appoint his substitute, to represent and to vote all the shares of common stock of RAVEN INDUSTRIES, INC. held by you on April 7, 2010, at the ANNUAL MEETING OF SHAREHOLDERS to be held on May 25, 2010, and at any adjournments thereof.
NOTE: The proxies named above may choose to exercise cumulative voting in the manner described in the accompanying Proxy Statement.
See reverse for voting instructions.
00070123